For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS REPORTS ADDITIONAL POSITIVE RESULTS FROM METHYLNALTREXONE PHASE 3 CLINICAL TRIAL

Tarrytown, NY, August 22, 2005 - Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced additional positive data from a previously completed pivotal phase 3 clinical trial of its investigational drug, methylnaltrexone (MNTX) for the treatment of opioid-induced constipation in patients with advanced medical illness. Final data analysis of the MNTX 301 study showed significant improvements in measures of constipation distress, bowel movement difficulty and consistency, and global impressions of clinical change. There were no increases in pain scores or opioid withdrawal symptoms in any treatment group. At both doses of MNTX tested, all prospectively defined secondary endpoints exhibited statistically significant differences compared to placebo. The findings are scheduled to be presented today at the International Association for the Study of Pain, 11th World Congress on Pain in Sydney, Australia.

In March 2005, the Company announced positive top-line results from its MNTX 301 phase 3 clinical trial. The primary efficacy endpoint, laxation within four hours, was highly statistically significant at both MNTX doses tested. In addition, statistically significant results were reported for both MNTX doses for two secondary endpoints, laxation within 24 hours and median time to laxation. In the phase 3 study, 154 patients were randomized to receive one of three blinded single doses of study medication: placebo, MNTX 0.15 mg/kg, or MNTX 0.30 mg/kg. Both MNTX doses were generally well tolerated in patients with advanced medical illness.

“These additional data from our first phase 3 study of MNTX support our belief that it provides consistent, medically meaningful bowel improvements for patients with advanced medical illness who suffer from opioid-induced constipation,” said Alton B. Kremer, M.D., Ph.D., Progenics’ Vice President, Clinical Research. “Patients experienced less constipation distress after receiving MNTX, as well as achieving better bowel movement consistency with less straining. It is particularly noteworthy that these improvements in bowel function occurred without observed changes in pain relief or opioid withdrawal.”

The results for the additional secondary endpoints during the double-blind period of MNTX 301 were as follows (Chi-square test, two-sided, intent-to-treat analysis, significance testing at the p = 0.05 level):

Progenics reports additional positive results from MNTX phase 3 clinical trial

Improvement in constipation distress, four hours post-dose:
•	64% of patients treated with MNTX 0.15 mg/kg (p = 0.005)
•	63% of patients treated with MNTX 0.30 mg/kg (p = 0.012)
•	34% of patients treated with placebo
Improvement in constipation distress, 24 hours post-dose:
•	64% of patients treated with MNTX 0.15 mg/kg (p = 0.001)
•	57% of patients treated with MNTX 0.30 mg/kg (p = 0.007)
•	29% of patients treated with placebo
Improvement in bowel movement consistency, 24 hours post-dose:
•	38% of patients treated with MNTX 0.15 mg/kg (p = 0.028)
•	35% of patients treated with MNTX 0.30 mg/kg (p = 0.043)
•	19% of patients treated with placebo

Improvement in difficulty of bowel movement, 24 hours post-dose:
•	34% of patients treated with MNTX 0.15 mg/kg (p = 0.022)
•	42% of patients treated with MNTX 0.30 mg/kg (p = 0.039)
•	21% of patients treated with placebo

Improvement in global impression of change, 24 hours post-dose:
•	Clinician ratings
▪	60% of patients treated with MNTX 0.15 mg/kg (p = 0.0004)
▪	58% of patients treated with MNTX 0.30 mg/kg (p = 0.0008)
▪	20% of patients treated with placebo
•	Patient ratings
▪	59% of patients treated with MNTX 0.15 mg/kg (p = 0.0009)
▪	59% of patients treated with MNTX 0.30 mg/kg (p = 0.0025)
▪	22% of patients treated with placebo

In addition, there were no meaningful changes in pain levels or opioid withdrawal symptoms at four or 24 hours after double-blind dosing in any treatment group.

“These findings add another dimension to the clinical significance of this study” said Neal E. Slatkin, M.D., Director of the Department of Supportive Care, Pain and Palliative Medicine and a Professor at the City of Hope National Medical Center in California and an investigator in the trial. “MNTX has the potential to alleviate suffering in patients with advanced disease. Opioid-induced constipation is a significant, unmet problem in these patients, and this drug may represent an important therapeutic advance in supportive care.”

MNTX treatment platform
MNTX represents a broad treatment platform, and Progenics Pharmaceuticals has ongoing clinical programs for MNTX using three dosage forms: Subcutaneous MNTX is the subject of a second pivotal phase 3 clinical trial (MNTX 302) in opioid-induced constipation in patients with advanced medical illness; intravenous MNTX has successfully completed a phase 2 trial for treatment of post-operative bowel dysfunction; and oral MNTX has successfully completed two phase 1 studies in healthy volunteers. The Company believes that the ability to deliver MNTX using three dosage forms and routes of administration represents a significant benefit to patients. Each MNTX dosage form is tailored to address the needs of specific clinical applications based on onset of action, predictability of response, dosing flexibility and ease of use.

Progenics reports additional positive results from MNTX phase 3 clinical trial

Company Profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company’s principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies), and PRO 542, a genetically engineered molecule designed to neutralize HIV (in phase 2 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of August 22, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’‘plans,’‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com